Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 131 to File No. 033-59692; Amendment No. 132 to File No. 811-07584) of Rydex Series Funds of our reports dated May 22, 2014 and May 30, 2014 on the financial statements and financial highlights of each of the series of Rydex Series Funds included in the March 31, 2014 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
July 25, 2014